Exhibit h.2.u

Amendment

To

Sub-Transfer Agency And Shareholder Services Agreement

This Amendment To Sub-Transfer Agency And Shareholder Services Agreement ("Amendment"), dated as of December 1, 2021 (“Effective Date”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. ("BNYM"), Virtus Fund Services, LLC ("Company") and each "Fund", which is hereby defined to mean each investment company listed on the signature page to this Amendment (individually, an "Investment Company"; collectively, the "Investment Companies"), and, to the extent an Investment Company has one or more series listed on Exhibit B to the Amended Agreement (as defined below), each such series of each such Investment Company, each such Investment Company and series in its individual and separate capacity.

Background

BNYM, certain of the Funds and VP Distributors, Inc., as transfer agent to the Funds, entered into the Sub-Transfer Agency And Shareholder Services Agreement as of April 15, 2011 ("Original Agreement"). VP Distributors, LLC, the surviving entity in a merger with VP Distributors, Inc. that was effective September 22, 2011, transferred all rights and obligations as transfer agent of the Funds under the Original Agreement to the Company pursuant to an Assignment and Assumption Agreement, effective as of January 1, 2013, among VP Distributors, LLC, the Company, certain of the Funds and BNYM (the Original Agreement as so assigned and amended being the "Assigned Agreement").

BNYM, the Company and the Funds subsequently entered into amendments to the Assigned Agreement, dated as of March 21, 2014, June 1, 2014, August 19, 2014, November 12, 2014, March 24, 2015, May 28, 2015, September 1, 2015, December 10, 2015, July 27, 2016, February 1, 2017, September 18, 2017, January 1, 2018, September 20, 2018, December 21, 2018, March 22, 2019, May 22, 2019, September 1, 2019, October 17, 2019, November 18, 2019, August 27, 2020, November 13, 2020, June 9, 2021 and August 2, 2021 (the Assigned Agreement as so amended being the "Current Agreement"). The parties intend that the Current Agreement be amended as set forth in this Amendment.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.             Amendment of the Current Agreement. The Current Agreement is hereby amended as follows:

(a)            A new Section 3(m), which reads in its entirety as follows, is added:

(m)            22c-2 Services.

(1)            The Company and BNYM will reasonably cooperate to transition from use of the 22c-2 System (as defined in Exhibit 1 to Schedule D) by the Company on a remote basis to BNYM providing 22c-2 Services (as defined in Section 3(m)(2) below) to the Funds on a full service basis as provided for in Section 3(m)(2) below in accordance with a transition plan reasonably designed by BNYM and including a review of Fund requirements, appropriate testing, appropriate training of Company and Fund personnel, an opportunity to create, in consultation with the 22c-2 Provider (as defined in Section 3(m)(2) below), a compliance procedural overview that will govern the provision of the 22c-2 Services to the Funds by the 22c-2 Provider ("22c-2 Overview") and a date for the transition from remote use of the 22c-2 System to the full service provision of the 22c-2 Services (the "22c-2 Transition") which the Company and BNYM agree to in writing or by an exchange of emails. Such date for the 22c-2 Transition is referred to herein as the "Transition Effective Date." This Section 3(m)(1) shall become effective on December 1, 2021 and Section 3(m)(2) shall become effective at 12:01 AM on the Transition Effective Date ("Transition Effective Time"). In addition, at the Transition Effective Time Section 3(k) shall, without further action by the parties, terminate, be void and cease to have any further force or effect.

(2)            BNYM will use reasonable care in selecting, monitoring and overseeing all aspects of the implementation and ongoing services of a third party 22c-2 Services provider ("22c-2 Provider") that (i) assists each Fund in implementing the Fund's SEC Rule 22c-2 compliance rules ("22c-2 Compliance Rules") in a manner consistent with the Fund's SEC Rule 22c-2 policies as established by the Fund's prospectus or board of directors or trustees, as appropriate, (ii) monitors the results of the implementation of the 22c-2 Compliance Rules, (iii) reports violations of the 22c-2 Compliance Rules that are detected, (iv) advises each Fund on an ongoing basis of industry best practices, and (v) implements changes to the 22c-2 Compliance Rules reasonably requested by a Fund's 22c-2 compliance officer. The 22c-2 Provider shall perform the services listed in the second column of Schedule H ("22c-2 Services") and each Fund or the Company shall be responsible for performing the corresponding functions listed in the third column of Schedule H. The Company shall be provided with an opportunity annually to review the 22c-2 Overview and Schedule H in conjunction with the 22c-2 Provider and BNYM and make such changes as the Company, BNYM and the 22c-2 Provider agree are appropriate.

(b)           The period at the end of Section 2.12(xii) of Schedule C is replaced with "; or", and a new Section 2.12(xiii), that reads in its entirety as follows, is added to Schedule C:

(xiii)	engage in, or attempt to engage in, vulnerability assessments or penetration testing of the BNYM System of any nature, "ethical hacking", "white hat hacking" or similar hacking of the BNYM System of any nature, or any other process or procedure intended to identify or exploit flaws, vulnerabilities or weaknesses in the BNYM System, or otherwise engage in or attempt to engage in any activity to use, access or test or expose the BNYM System other than access and use authorized by BNYM in accordance with security measures and access methods approved by BNYM.

(c)           A new Schedule H is added which reads in its entirety as set forth in the Schedule H attached to Amendment To Sub-Transfer Agency And Shareholder Services Agreement between the Company, the Funds and BNYM, dated December 1, 2021.

2.             Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.             Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment.

4.             Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.             Signatures; Counterparts. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.		Virtus Alternative Solutions Trust
Virtus Asset Trust
By:	/s/ Robert Jordan	Virtus Equity Trust
Virtus Retirement Trust
Name:	Robert Jordan	Virtus Opportunities Trust
Virtus Investment Trust
Title:	Director	Virtus Strategy Trust
On behalf of itself and, to the extent it has series listed on Schedule B hereto, on behalf of each such series, each such Fund in its individual and separate capacity

		By:	/s/ Heidi Griswold

		Name:	Heidi Griswold

		Title:	VP, Mutual Fund Services

Virtus Fund Services, LLC

By:	/s/ Heidi Griswold

Name:	Heidi Griswold

Title:	VP, Mutual Fund Services

Schedule H

22c-2 Provider And Corresponding Fund Responsibilities

Implementation/Set-up		22c-2 Provider Responsibility		Fund Responsibility

➢	Define Rules:	➢	Construct compliance rules based on client policies and desired output.	➢	Determine and describe 22c-2 policies by product type, transaction type, and time frames.

➢	Determine Data Sources:	➢	Establish data sources, i.e. SDR, portals, etc.	➢	Define approach: risked based vs. data driven.

➢	Compliance Reports and queries:	➢	Standard compliance reports and ad hoc queries can be created. Additional custom reporting can be developed once terms are agreed upon.	➢	Describe desired parameters for standard reporting and any additional desired reports

Daily Monitoring		22c-2 Provider Responsibility		Fund Responsibility

➢	Daily Results:	➢	Monitor account violations	➢	Provide account violation policies

➢	Account Restrictions:	➢	Restrict accounts based on client instructions	➢	Approve account restrictions

➢	Reporting and Updates:	➢	Provide ongoing reporting and adjust rules as requested by client.	➢	Provide policy updates and instructions for changes with rule requirements.

➢	Audit and Reconciliation:	➢	Reconcile account restrictions reported in the application with account restrictions as reported by intermediaries.	➢	Provide contacts at intermediaries for restricted account notices and authorize restrictions.

Case Management and Reporting		22c-2 Provider Responsibility		Fund Responsibility

➢	Data Acquisition:	➢	Follow and perform prescribed workflow steps to acquire data from intermediaries	➢	Verify data acquisition requirements based on compliance policies.

➢	Account Restrictions:	➢	Follow and perform prescribed workflow steps to restrict an account.	➢	Verify account restriction policies and authorize account restrictions.

➢	Adjustments and Updates:	➢	Adjust workflow requirements consistent with policy or rule changes.	➢	Notify ADC of policy or rule changes and verify changes to corresponding workflow steps.

➢	Reporting and Audit:	➢	Provide reports and audits for case management steps and actions.	➢	Review and approve case management reports and audits.